Exhibit 10.17

Desktop Metal, Inc.

Restricted Stock Unit Agreement
Granted Under 2015 Stock Incentive Plan

1.                                      Grant of Restricted Stock Units.

(a)                                 This agreement (the “Agreement”) evidences the grant by Desktop Metal, Inc., a Delaware corporation (the “Company”), on           , 2020 (the “Grant Date”) to                  (the “Participant”), of an award of          restricted stock units (“Restricted Stock Units” or “RSUs”) on the terms provided herein and in the Company’s 2015 Stock Incentive Plan (the “Plan”).  Each vested Restricted Stock Unit represents the right to receive one share (“Share”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) or, at the option of the Company, an amount of cash as set forth in Section 3(c).

(b)                                 Except as otherwise indicated by the context, the term “Participant”, as used in this Agreement, shall be deemed to include any person who acquires the right to the RSUs validly under their terms.

2.                                      Vesting Schedule.

Subject to Section 4 and Section 5 of this Agreement, the RSUs will become non-forfeitable (“vest”) as to 25% of the original number of RSUs on the first anniversary of the Vesting Commencement Date (as defined below) and as to an additional 6.25% of the original number of RSUs on the last day of each calendar quarter following the first anniversary of the Vesting Commencement Date until the fourth anniversary of the Vesting Commencement Date, except that any fraction of an RSU that would otherwise be vested will be accumulated and will vest only when a whole RSU has accumulated.  For purposes of this Agreement, “Vesting Commencement Date” shall mean         , 2020.

3.                                      Issuance of Common Stock Upon Vesting.

(a)                                 As soon as administratively practicable following the vesting of any Restricted Stock Units pursuant to Section 2 of this Agreement, but in no event later than 60 days after the applicable vesting date, the Company shall deliver to Participant (or Participant’s permitted transferee, if applicable) a number of Shares (either by delivering one or more certificates for such Shares or by entering such Shares in book entry form, as determined by the Company in its sole discretion) equal to the number of RSUs subject to this award that vest on the applicable vesting date.

(b)                                 As set forth in the Plan, the Company shall have the authority and the right to deduct or withhold, or to require Participant to remit to the Company, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to any taxable event arising in connection with the Restricted Stock Units, including instructing a broker on Participant’s behalf to sell shares of Common Stock otherwise issuable to Participant upon vesting of the RSUs and submit the proceeds of such sale to the Company.  The Company shall not be obligated to deliver any new certificate representing Shares to Participant or Participant’s legal representative or enter such share of Common Stock in book entry form unless and until Participant or Participant’s legal representative shall have paid or otherwise satisfied in full the amount of all federal, state and local taxes applicable to the taxable income of Participant resulting from the vesting of the Restricted Stock Units or the issuance of Shares.

(c)                                  Notwithstanding anything in this Agreement to the contrary, the Company may accelerate the vesting of any or all of the RSUs and may settle any or all of the RSUs in cash instead of Shares.  If an RSU is paid in cash, the amount of cash paid with respect to the RSU will equal the Fair Market Value of a Share on the day immediately preceding the payment date.

4.                                      Continuous Relationship with the Company Required.

Except as otherwise provided in this Agreement, the RSUs shall not vest unless the Participant, on the applicable vesting date, is, and has been at all times since the Grant Date, an employee, officer or director of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive grants under the Plan (an “Eligible Participant”).

5.                                      Termination of Relationship with the Company.

If the Participant ceases to be an Eligible Participant for any reason, all Restricted Stock Units which have not vested prior to or in connection with such cessation will thereupon automatically be forfeited, terminated and cancelled as of the applicable cessation date without payment of any consideration by the Company, and Participant, or Participant’s beneficiary or personal representative, as the case may be, shall have no further rights hereunder.  No portion of the RSUs which has not become vested as of the date on which Participant ceases to be an Eligible Participant shall thereafter become vested.

6.                                      Unsecured Obligation to RSUs.

Unless and until the RSUs have vested in the manner set forth in Section 2 of this Agreement, Participant will have no right to receive Common Stock, or other payment, in respect of such RSUs.  Prior to actual payment of any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

7.                                      Withholding.

No Shares will be issued pursuant to the settlement of the RSUs unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of the RSUs.

8.                                      Transfer Restrictions.

(a)                                 The RSUs may not be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.

(b)                                 The Company may, at the request of any underwriter representative or the Administrator, in connection with or following the registration of any securities of the Company or any successor or survivor corporation, or a parent or subsidiary thereof, under the Securities Act, prohibit the Participant from, directly or indirectly, selling or otherwise transferring any Common Stock or other securities during a period of up to one hundred eighty days following the effective date of the applicable registration statement filed under the Securities Act, or such longer period as determined by the underwriter or the Administrator.

(c)                                  The Participant agrees that he or she will not transfer any Shares issued pursuant to the settlement of the RSUs unless the transferee, as a condition to such transfer, delivers to the Company a written instrument confirming that such transferee shall be bound by all of the terms and conditions of Section 8(b).

9.                                      Provisions of the Plan.

This award is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this award.  In the event of a conflict between the provisions of the Plan and this Agreement, the provisions of the Plan shall control.

- Signature Pages Follow -

IN WITNESS WHEREOF, the Company has caused this award to be executed under its corporate seal by its duly authorized officer.  This award shall take effect as a sealed instrument.

DESKTOP METAL, INC.

By:

Name:
Title:

PARTICIPANT’S ACCEPTANCE

The undersigned hereby accepts the foregoing award and agrees to the terms and conditions thereof.  The undersigned hereby acknowledges receipt of a copy of the Company’s 2015 Stock Incentive Plan.

PARTICIPANT:

Address: